Exhibit 99.1

				Three Months Ended March 31, 2014	Twelve Months Ended March 31, 2014
	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Other Financial Data:

Historical Consolidated Adjusted EBITDA(1)	$216,112	$331,273	$656,201	$165,552	$704,112
Pro forma Consolidated Adjusted EBITDA(1)			$773,501		$746,437
Pro forma Corporate Indebtedness (2)			$1,290,250		$1,637,000
Secured Corporate Indebtedness (3)			$1,290,250		$1,287,000
Interest expense on pro forma Corporate Indebtedness (2)(4)			$70,954		$99,713
Pro forma fixed charges (5)			$76,069		$103,840
Ratio of pro forma Corporate Indebtedness to pro forma Consolidated Adjusted EBITDA(1)(2)			1.67		2.19
Ratio of Secured Corporate Indebtedness to pro forma Consolidated Adjusted EBITDA(1)(3)			1.67		1.72
Ratio of pro forma Consolidated Adjusted EBITDA to pro forma fixed charges			10.17		7.19

(1)
Historical Consolidated Adjusted EBITDA is a non-GAAP financial measure calculated in accordance with the definition of “Consolidated Adjusted EBITDA” under the indenture governing the notes without giving pro forma effect to acquisitions and dispositions as permitted by such definition. Pro forma Consolidated Adjusted EBITDA is a non-GAAP financial measure calculated in accordance with the definition of “Consolidated Adjusted EBITDA” under the indenture governing the notes, after giving pro forma effect to acquisitions and dispositions that occurred during such period as if such acquisitions and dispositions had occurred at the beginning of the applicable period. The following table sets forth a reconciliation of historical and pro forma Consolidated Adjusted EBITDA to our consolidated net income attributable to Ocwen stockholders as calculated in accordance with GAAP in accordance with adjustments set forth in the definition of “Consolidated Adjusted EBITDA” under the indenture governing the notes. Historical and pro forma Consolidated Adjusted EBITDA are not presentations made in accordance with GAAP, but rather are measures calculated in accordance with the definition of “Consolidated Adjusted EBITDA” in the indenture governing the notes. Our use and calculation of historical and pro forma Consolidated Adjusted EBITDA may vary from similarly titled measures used by other companies in our industry. Historical and pro forma Consolidated Adjusted EBITDA should not be considered as alternatives to net income attributable to Ocwen stockholders, income before income taxes or net cash flows provided by operating activities or any other performance measure determined in accordance with GAAP. Historical and pro forma Consolidated Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are that historical and pro forma Consolidated Adjusted EBITDA:

•	do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect certain tax payments that may represent reductions in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•
do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness, other than “Non-Recourse Indebtedness,” “Permitted Securitization Indebtedness” and “Permitted Funding Indebtedness,” as such terms are defined in the indenture governing the notes.

Because of these limitations, historical and pro forma Consolidated Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. They should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results. You are cautioned not to place undue reliance on historical and pro forma Consolidated Adjusted EBITDA.
The following table reconciles historical and pro forma Consolidated Adjusted EBITDA to our net income attributable to Ocwen stockholders, which is the most directly comparable GAAP financial measure:

				Three Months Ended March 31, 2014	Twelve Months Ended March 31, 2014

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Net income attributable to Ocwen stockholders	$78,331	$180,922	$294,149	$75,846	$324,848
Exclude:
Net (income) loss of any Person that is not a Restricted Subsidiary	746	(114)	(1,523)	(67)	121
Changes in fair value of assets and liabilities, including MSRs	—	5,430	(16,892)	6,132	(15,290)
Impairment charges	(574)	89	(2,378)	—	(2,375)
Loss (income) on early extinguishment of debt	(3,651)	2,167	(8,349)	(2,253)	(10,602)
Tax effect of certain adjustments	(14,082)	(23,966)	(31,264)	(9,736)	(34,606)
Non-cash gains and income	—	—	(2,768)	—	(1,116)
Net income attributable to discontinued operations	—	3,100	(6,700)	—	(1,600)
Interest expense, excluding interest attributable to Non-Recourse Indebtedness, Permitted Securitization Indebtedness and Permitted Funding Indebtedness (6)	31,326	42,366	70,954	18,735	75,213
Tax expense	44,731	76,983	43,074	13,461	49,827
Depreciation and amortization, excluding amortization of intangibles and MSRs	1,924	5,720	24,246	5,540	25,274
Non-cash charges and non-cash losses	11,861	9,775	40,853	32,895	71,817
Expenses related to acquisitions	61,900	26,200	192,300	23,400	160,500
Litigation settlement expense, including reserves	3,600	2,600	60,500	1,600	62,100
Historical Consolidated Adjusted EBITDA	$216,112	$331,273	$656,201	$165,552	$704,112
Pro forma adjustments for acquisitions and dispositions (7)			117,301		42,325
Pro forma Consolidated Adjusted EBITDA			$773,501		$746,437

(2)
Corporate Indebtedness is the face value of the aggregate principal amount outstanding of any of our or our subsidiaries’ indebtedness that constitutes “Corporate Indebtedness” as defined under the indenture governing the notes. At December 31, 2013 and March 31, 2014, our historical Corporate Indebtedness consisted of indebtedness outstanding under our senior secured term loan of $1,290 million and $1,287 million, respectively (excluding unamortized discount). Pro forma Corporate Indebtedness consists of the aggregate principal amount outstanding under our senior secured term loan and the notes after giving pro forma effect to the issuance thereof.

(3)
Secured Corporate Indebtedness is any Corporate Indebtedness that is secured by a lien on, or a pledge of, any of our or our subsidiaries’ assets. Secured Corporate Indebtedness consists of indebtedness outstanding under our senior secured term loan.

(4)
Interest expense on pro forma Corporate Indebtedness is the interest on our senior secured term loan and the notes assuming such indebtedness was outstanding as of the beginning of the applicable period.

(5)
Pro forma fixed charges consists of dividends on our outstanding preferred stock and interest on our senior secured term loan and the notes as if such indebtedness has been incurred as of the beginning of the applicable period.

(6)
“Non-Recourse Indebtedness,” “Permitted Securitization Indebtedness” and “Permitted Funding Indebtedness” will be defined under the indenture governing the notes. The interest expense added back to net income in the calculation of historical and pro forma Consolidated Adjusted EBITDA primarily reflects interest on our senior secured term loan.

(7)	The pro forma adjustments for acquisitions and dispositions of assets relate to the following:

a.
Rescap acquisition: We completed the acquisition of the U.S. mortgage servicing business of Residential Capital, LLC (“ResCap”) on February 15, 2013. We acquired MSRs related to conventional (i.e., conforming to the underwriting standards of Fannie Mae or Freddie Mac; collectively referred to as Agency loans), government insured (loans insured by FHA or VA) and non-Agency residential forward mortgage loans (commonly referred to as non-prime, subprime or private-label loans) with a UPB of $111.2 billion and master servicing agreements with a UPB of $44.9 billion. The ResCap Acquisition included advances and elements of the servicing platform related to the acquired MSRs, as well as certain diversified fee-based business operations that included recovery, title and closing services. We also assumed subservicing contracts with a UPB of $27.0 billion.

b.
Liberty acquisition: On April 1, 2013, we completed the acquisition of Liberty Home Equity Solutions, Inc. (“Liberty”) for $22.0 million in cash. In addition, and as part of the closing, Ocwen repaid Liberty’s $9.1 million existing outstanding debt to the sellers. Liberty is engaged in the origination, purchase, sale and securitization of reverse mortgage loans, both retail and wholesale. We acquired Liberty’s reverse mortgage origination platform, including reverse mortgage loans with a UPB of $55.2 million.

c.
OneWest MSR transaction: The OneWest MSR transaction closed in tranches, from August 2013 through March 2014. We acquired from OneWest Bank, FSB (“OneWest”) MSRs related to conventional, government insured and non-Agency residential forward mortgage loans with a UPB of $69 billion.

d.
Greenpoint MSR transaction: The Greenpoint transaction again closed in tranches, with the first closing in November 2013 and the last in May 2014. The portfolio, acquired from Greenpoint Mortgage Funding, Inc. (“Greenpoint”), a subsidiary of Capital One Bank, N.A., consisted primarily of non-Agency loans with a total UPB of approximately $6.3 billion.

e.
HLSS transactions: In 2012, we implemented a strategic initiative whereby HLSS acquires and holds certain mortgage servicing rights (“Rights to MSRs”) and related servicing advances, and assumes the obligation to fund new servicing advances in respect to the Rights to MSRs. Including our initial transaction on March 5, 2012, we have completed sales of Rights to MSRs and related servicing advances for serviced loans with a UPB of $202.3 billion to HLSS.

We based the pro forma adjustments on available information, including the financial results of the acquired assets since their acquisition, and on assumptions that we believe are reasonable under the circumstances. In accordance with the terms of the indenture, the pro forma adjustments do not have to comply with requirements for pro forma financial statements in accordance with SEC’s Regulation S-X. The pro forma adjustments do not purport to represent what our results of operations actually would have been if the transactions set forth above had occurred at the beginning of the applicable period.